EXHIBIT 10.3

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Fee Splitting Agreement

In consideration of the mutual terms, covenants and condition herein, Acloche LLC under the laws of the State of Ohio, and * TRI, organized under the laws of Florida whose primary business address is 2424 Madrid Ave. S.H., and through their respective authorized agents, hereby agree to the following terms for division of fees in connection with the contingent search and placement of specified talent:

1.	Placement fees received by the Placing Firm (job side) from an employer, shall be shared with the Recruiting Firm (Candidate side) for mutual efforts rendered, if a Candidate who is represented by the Recruiting Firm is placed.
2.	Each firm shall receive one half (1/2) of the placement fee received from an employer, unless otherwise agreed upon in writing by both Firms prior to payment of the placement fee.
3.	Full and complete details of the fee and guarantee arrangements between the Placing Firm and any employer shall be disclosed to the Recruiting Firm prior to referral of any Candidate.
4.	After placement of a candidate, the Placement Fee shall be held in full in a segregated account and shall not be used in any manner whatsoever until expiration of any guarantees and/or contingencies, whereupon, the Placement Fee shall be disbursed the next business day in accordance with the fee splitting agreement; time being of the essence.
5.	Each Firm's respective Guarantees and or Contingencies to their clients, if any, shall be fully honored by the other firm. Therefore, until such time as all guarantees and or contingencies have been satisfied, no disbursement of the placement fee shall be made (provided said guarantees and or contingencies have been disclosed to the non-promising firm prior to placement).
6.	Candidate resume information received from the Recruiting Firm shall be acknowledged by the Placing Firm within three (3) business days after receipt, together with the status (e.g. Desire to proceed, not sufficiently qualified, need additional info.). If the Placing Firm already has the same Candidate's resume from its direct recruiting or from another source, details (including date, source conversation, etc.) sufficient to substantiate same shall be provided immediately upon request, to the Recruiting firm. The subsequent status, along with the continued availability of the job, or change thereto, shall be updated to the Recruiting Firm by the Placing Firm as any change occurs, but not less than weekly (each 7 days) unless otherwise agreed.

One Easton Oval, Suite 500, Columbus Ohio 43219 (614) 416-5600: www.acloche.com

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Fee Splitting Agreement

7.	Any formal step involving a recruited Candidate's prospective employment (initial interview, second interview, offer, hire, turndown, etc.) shall be related as soon as possible to the Recruiting Firm by the Placing Firm.
8.	Candidate information received from the Recruiting Firm shall not be disclosed by the Plaint Firm to any other recruiter without consent of the Recruiting Firm nor to any employer without the subsequent notification to the Recruiting Firm.
9.	Communication with the employer or the candidate shall be only through the Firm which originally contacted said employer or candidate. The Recruiting agency shall not solicit the client of Placing Agency for the same or substantially the same job order, which the recruiting agency had direct knowledge of by virtue of the relationship formed hereunder for a period of three (3) months. In the event the recruiting firm breaches this clause, the placing firm shall be due 1/2 the fee of any resulting placement.
10.	No unsolicited resumes shall be submitted by either Firm to any employer with which mutual placement activity has occurred, without the prior written agreement of the Firms.
11.	Any potential conflict (duplication of employer or candidate information, unacceptable fee or guarantee provisions, etc.) shall be resolved prior to the referral of any candidate to any employer. For the purpose of fee splitting, any written (including fax or e-mail) and/or oral communications regarding Clients and Candidates, constitutes evidence of mutual effort under this agreement.
12.	All share candidate and job orders shall be originated by each firm through its own recruiting or business development and not from any other source wherein a financial obligation exists, unless such obligation is to be satisfied entirely form such non-originating Recruiting Firm's portion of the fee.
13.	In the event both Firms to this agreement wish to enter into a three-way cooperative networking agreement, the terms of said agreement shall be separately negotiated in writing prior to the referral of a candidate, unless the conditions of Paragraph 12 above apply.
14.	The Recruiting Firm shall be entitled to a fee split with the Placing Firm for a period of (1) one year after the last communication to the Placing Firm regarding said candidate. If a candidate responds to any solicitation or follow-up to determine availability, the candidate shall still be consider supplied, regardless of whether he or she has changed employers

One Easton Oval, Suite 500, Columbus Ohio 43219 (614) 416-5600: www.acloche.com

a c l o c h e
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Fee Splitting Agreement

15.	During the negotiators between a Candidate and an employer, the Placing Firm shall have the authority and responsibility for all communication. The Recruiting Firm shall cooperate fully, rendering whatever assistance may be requested. To the extent this provision may be inconsistent with other terms of this Agreement, the Firms shall comply with it to effect the mutual placement.
16.	In the event an error or omission in connection with the placement results in a claim, the Firm responsible shall not seek indemnification or pursue a claim against the other Firm unless said Firm has not acted in good faith, negligently or contributed to the error or omission.
17.	Any claim arising out of or relating to this Agreement, or any breach thereof, shall be governed and construed under the laws of the State of Ohio and the proper venue for actions concern9ing this agreement shall be Franklin County, Ohio.
18.	In the event it bec0mes necessary to enforce or interpret any term, covenant or condition of this Agreement, or any part thereof, the prevailing Firm shall be entitled to recover reas0ojnable attorney's fees, actual arbitration and/or litigation costs, and any other necessary and proper disbursements made in connection with enforcing or defending its rights herein.
19.	This Agreement shall remain in effect continuously until revoked by either Firm by written notification. In the event it is revoked, the terms, covenants and conditions of this Agreement shall remain in force for a period of one (1) year with regard to candidates recruited, referrals of said candidates, use of shared information, and contact with candidates or employers, as well as any fees due and payable hereunder.

Agreed to on the 3rd day of April, 2002 by the below duly authorized agents, who hereby represent that they authorized and empowered to enter into this agreement on behalf of their respective employers.

/s/ ALBERT GAD Jr.	4/3/02
Albert Gad Jr.	Date
Acloche LLC
One Easton Oval, Suite 500
Columbus, OH 43219

/s/ WILLIAM S. LEE	4/3/02
Signature	Date
William S. Lee	Pres./CEO
Print Name	Title
* TECHNOLOGY RESOURCES, INC.

One Easton Oval, Suite 500, Columbus Ohio 43219 (614) 416-5600: www.acloche.com